KFI Disclosure Schedule

                                     to

                        Agreement and Plan of Merger

                           dated August 7, 2000

                               by and between

                                Calipso, Inc.

                                     and

                         Knowledge Foundations, Inc.



*Capitalized terms used herein not otherwise defined herein shall have the meanings given to them in the Agreement and Plan of Merger.

                               Schedule 3.2(b)

                            Issued Capital Stock



No shares of KFI's capital stock have been issued since June 30, 2000. KFI has been in negotiations with a consultant over consideration to be received by him as a finder's fee for introducing KFI to an investor or investors who invest $3,000,000 in equity financing.

                               Schedule 3.2(c)

                           Convertible Securities

8% Convertible Subordinate Promissory Note Due 2003.



See disclosure regarding consultant in Schedule 3.2(b), which disclosure is incorporated herein by reference.

                               Schedule 3.2(e)

                         Ownership of Other Entities

None

                                Schedule 3.5

                           Consents and Approvals
                         From Governmental Entities

Tax Clearance Certificate from the California Tax Franchise Board.

                                Schedule 3.6

                                   Default

None

                                Schedule 3.7

                             Liabilities; Change

See disclosure regarding consultant on Schedule 3.2(b), which disclosure is incorporated herein by reference.

                                Schedule 3.8

                                 Litigation

See disclosure regarding consultant on Schedule 3.2(b), which disclosure is incorporated herein by reference.

                                Schedule 3.9

                       Compliance with Applicable Law

KFI holds all the KFI Permits necessary for the lawful conduct of its business, except where the failure to hold the KFI Permits would not have a Material Adverse Effect on KFI.

                              Schedule 3.10(c)

                            Stock Option Holders

None

                              Schedule 3.10(e)

                           Employee Benefit Plans:
                  Payment, Accrual of Additional Benefits,
                      Acceleration of Payments, Vesting

Michael   W.   Dochterman  and  Robert  A.  Dietrich  have  change-in-control provisions in their  Stock Purchase Agreements.

                              Schedule 3.10(f)

                     Controversies Pending or Threatened

See disclosure regarding consultant on Schedule 3.2(b), which disclosure is incorporated herein by reference.

                              Schedule 3.11(a)

                     Compliance with Environmental Laws

KFI is in material compliance with all Environmental Laws except where non-compliance would not have a Material Adverse Effect on KFI.

                              Schedule 3.11(b)

                            Environmental Claims

None

                                Schedule 3.12

                                 Tax Matters

None

                                Schedule 3.13

                              Title to Property

Encumbrance - In accordance with the 8% Convertible Subordinate Promissory Note Due 2003 (the "Note"), KFI promised to pay to Regency Group Limited, Inc. ("Regency") or the holder of the Note, or Regency's registered assigns, the principal sum of Three Hundred Thousand Dollars ($300,000.00), at maturity, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount at the rate of 8% per annum.

KFI has entered into a License and Royalty Agreement with Richard Ballard and Janet Pettitt, a copy of which has been provided to CALIPSO.

KFI has entered into a Real Property Lease Agreement with Richard Ballard, a copy of which has been provided to CALIPSO.

                              Schedule 3.14(b)

                       Title to Intellectual Property

The validity of the KFI Intellectual Property Rights and the title thereto of KFI is not being questioned in any litigation to which KFI is a party.

KFI, Dr. Richard Ballard and Janet Pettitt are parties to that certain License and Royalty Agreement pursuant to which the KFI has acquired an exclusive, transferable license on the terms and conditions set forth therein. A copy of the License and Royalty Agreement has been provided to Calipso.

                                Schedule 3.18

                                 Affiliates

Richard Ballard, Ph.D.
Michael W. Dochterman
Robert A. Dietrich
Janet J. Pettitt
Joel Vest

                                Schedule 3.20

                              Insider Interest

KFI has entered into a License and Royalty Agreement with two of its Directors and Executive Officers, Richard Ballard, and Janet Pettitt. Richard Ballard and Janet Pettitt are married.

KFI  has  also  entered  into a Real Property Lease  Agreement  with  Richard
Ballard.

                                Schedule 3.21

                                   Brokers

Please refer to the disclosure regarding consultant on Schedule 3.2(c).

Pursuant to the Wright & Bleers Agreement referred to in Section 2.22, Calipso will issue to Wright & Bleers Two Million (2,000,000) common restricted shares on certain conditions.

                              Schedule 3.24(c)

                             Material Contracts

See disclosure regarding consultant on Schedule 3.2(b), which disclosure is incorporated herein by reference

                                Schedule 4.2

                             Conduct of Business

During the period from the date of the Agreement to the Effective Time, KFI will conduct its operations in the ordinary course of business consistent with past practice.